Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of October 11, 2007 (the “Effective Date”) among (a) SILICON VALLEY BANK, a California corporation with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”), and (b) NETWORK ENGINES, INC., a Delaware corporation (“Network”), and ALLIANCE SYSTEMS, INC., a Texas corporation (“Alliance”) (Network and Alliance are individually and collectively, jointly and severally, “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1                                         ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2                                         LOAN AND TERMS OF PAYMENT

2.1                               Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1                     Revolving Advances.

(a)                                  Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)                                 Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2                     Letters of Credit Sublimit.

(a)                                  As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed Fifteen Million Dollars ($15,000,000.00), inclusive of Credit Extensions relating to Sections 2.1.3 and 2.1.4. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto, except for the Bank’s gross negligence or willful misconduct.

(b)                                 The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(c)                                  Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus reasonable fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

(d)                                 To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.3                     Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “FX Reserve”), inclusive of Credit Extension relating to Sections 2.1.1, 2.1.2 and 2.1.4. The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve and the aggregate amount of FX Forward Contracts may not exceed Fifteen Million Dollars ($15,000,000.00), inclusive of Credit Extensions relating to Sections 2.1.1, 2.1.2 and 2.1.4. The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to ten percent (10%) of each outstanding FX Forward Contract. Any amounts needed to fully reimburse Bank will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.4                     Cash Management Services Sublimit. Borrower may use up to Fifteen Million Dollars ($15,000,000.00), inclusive of Credit Extensions relating to Sections 2.1.1, 2.1.2 and 2.1.3 of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). The dollar amount of any Cash Management Services provided under this sublimit will reduce the amount otherwise available under the Revolving Line. Any amounts used or reserved by Borrower for any Cash Management Services will reduce the amount otherwise available for Credit Extensions under the Revolving Line. Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.2                               Overadvances. If, at any time, the Credit Extensions under Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 exceed the lesser of either (a) the Revolving Line or (b) the Borrowing Base, Borrower shall immediately pay to Bank in cash such excess.

2.3                               Payment of Interest on the Credit Extensions.

(a)                                  Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to one quarter of one percentage point (0.25%) below the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below.

(b)                                 Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is four percentage points above the rate effective immediately before the Event of Default (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)                                  Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)                                 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e)                                  Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

(f)                                    Payments. Unless otherwise provided, interest is payable monthly on the first (1st) calendar day of each month. Payments of principal and/or interest received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

2.4                               Early Termination. This Agreement may be terminated prior to the Revolving Line Maturity Date as follows: (i) by Borrower, effective three (3) Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence of an Event of Default, without notice, effective immediately. If this Agreement is terminated on or prior to the date that is one (1) year from the Effective Date (A) by Bank in accordance with clause (ii) in the foregoing sentence, or (B) by Borrower for any reason, Borrower shall pay to Bank a termination fee in an amount equal to Seventy-Five Thousand Dollars ($75,000.00) (the “Early Termination Fee”). The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.

2.5                               Fees. Borrower shall pay to Bank:

(a)                                  Commitment Fee. A fully earned, non-refundable commitment fee of Eighteen Thousand Seven Hundred Fifty Dollars ($18,750.00), on the Effective Date;

(b)                                 Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance, each anniversary of the issuance, and the renewal of such Letter of Credit;

(c)                                  Early Termination Fee. The Early Termination Fee, when due hereunder;

(d)                                 Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable quarterly , in arrears, on a calendar year basis, in an amount equal to one quarter of one percent (0.25%) per annum of the average unused portion of the Revolving Line during such quarter, as determined by Bank. The unused portion of the Revolving Line, for the purposes of this calculation, shall include average amounts reserved under the Cash Management Services Sublimit for products provided and under the Foreign Exchange Sublimit for FX Forward Contracts during such quarter. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder;  and

(e)                                  Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

3                                         CONDITIONS OF LOANS

3.1                               Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)                                  Duly executed original signatures to the Loan Documents to which it is a party;

(b)                                 Network shall have delivered its Operating Documents and a good standing certificate of Network certified by the Secretary of State of the applicable state of formation as of a date no earlier than thirty (30) days prior to the Effective Date;

(c)                                  Alliance shall have delivered its Operating Documents;

(d)                                 Secretary’s Certificates attesting to the duly executed Borrowing Resolutions for Borrower;

(e)                                  Bank shall have received certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any Code termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f)                                    Borrower shall have delivered a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signatures thereto;

(g)                                 Borrower shall have delivered evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of; and

(h)                                 Borrower shall have paid the fees and Bank Expenses then due as specified in Section 2.5 hereof.

3.2                               Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)                                  except as otherwise provided in Section 3.4, timely receipt of an executed Payment/Advance Form;

(b)                                 the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)                                  in Bank’s sole discretion, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, nor has there been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.

3.3                               Covenant to Deliver.

Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.

3.4                               Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2 or 2.1.4), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Eastern time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.

4                                         CREATION OF SECURITY INTEREST

4.1                               Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim with a value in excess of One Hundred Thousand Dollars ($100,000.00), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and, upon request of Bank, grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2                               Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

5                                         REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1                               Due Organization and Authorization. Borrower and each of its Subsidiaries, if any, are duly existing and in good standing, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed perfection certificate signed by Borrower (the “Perfection Certificate”). Borrower represents and warrants to Bank that, as of the date hereof: (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as set forth on the Perfection Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default would have a material adverse effect on Borrower’s business.

5.2                               Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate; provided, however, that Borrower shall have the right to deliver possession of completed products to its customers before such customers have purchased such products, either for evaluation purposes or pursuant to an advance-delivery “kan-ban” arrangement. Borrower shall give Bank notice of all such kan-ban arrangements and shall report on the amount of product held in such arrangements in its monthly reports. Bank shall not require Bailee’s Waivers from Borrower’s customers who are party to kan-ban arrangements. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as Borrower has given Bank notice pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee (other than a kan-ban arrangement) with an aggregate value in excess of One Hundred Thousand Dollars ($100,000.00), then Borrower will first receive a written acknowledgement from such bailee in form and substance reasonably satisfactory to Bank in its sole discretion.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any license or other agreement with respect to which Borrower is the licensee, other than (i) licenses or agreements for software that Borrower incorporates into products for distribution to its customers, (ii) software licensed for internal use by Borrower and (iii) shrink-wrap, freeware and open source software licenses (collectively “Excluded Licenses”)  that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property. Borrower shall provide written notice to Bank within ten (10) days of entering or becoming bound by any such license or agreement, other than Excluded Licenses, which is reasonably likely to have a material impact on Borrower’s business or financial condition (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights, other than Excluded Licenses to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement (such consent or authorization may include a licensor’s agreement to a contingent assignment of the license to Bank if Bank determines that is necessary in its good faith judgment), whether now existing or entered into in the future.

5.3                               Accounts Receivable. For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all material respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual Insolvency Proceeding of any Account Debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4                               Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries which would be reasonably likely to result in damages owed by the Borrower or any of its Subsidiaries in excess of more than Two Hundred Fifty Thousand Dollars ($250,000.00).

5.5                               No Material Deterioration in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6                               Solvency. Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7                               Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules, the violation of which would reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.

5.8                               Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9                               Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports (or extensions thereof), and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which would reasonably be expected to result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which would reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10                        Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and not for personal, family, household or agricultural purposes.

5.11                        Network Engines Securities Corporation. The aggregate amount of all funds held by Network Engines Securities Corporation, a wholly-owned Subsidiary of Network, does not exceed Two Million Seven Hundred Thousand Dollars ($2,700,000.00).

5.12                        Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6                                         AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1                               Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could have a material adverse effect on Borrower’s business.

6.2                               Financial Statements, Reports, Certificates.

(a)                                  Deliver to Bank:  (i) as soon as available, but no later than thirty (30) days after the last day of each month (or, if no Advance is outstanding as of the last day of such month, within forty-five (45) days of the end of each fiscal quarter), a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt; (iii) within five (5) days of filing, all reports filed with the

Securities and Exchange Commission (or other regulatory body) or a link thereto on Borrower’s or another website on the internet, including, without limitation, all reports on a Form 10-Q on a quarterly basis and on a Form 10-K on an annual basis; (iv) a prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that would reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of Two Hundred Fifty Thousand Dollars ($250,000.00) or more; (v) as soon as available, but no later than forty-five (45) days after the last day of Borrower’s fiscal year, and in connection with any amendments, Borrower’s financial projections for such fiscal year as approved by Borrower’s board of directors; and (vi) budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

(b)                                 Within twenty (30) days after the last day of each month, if an Advance is outstanding as of the last day of such month, deliver to Bank a duly completed Borrowing Base Certificate signed by a Responsible Officer, with aged listings of accounts receivable (by invoice date).

(c)                                  Within thirty (30) days after the last day of each month (or, if no Advance is outstanding as of the last day of such month, within forty-five (45) days of the end of each fiscal quarter), deliver to Bank with the monthly or quarterly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement.

(d)                                 Allow Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits shall be conducted no more often than once every twelve (12) months unless a Default or an Event of Default has occurred and is continuing. Borrower hereby acknowledges that the first such audit will be conducted within ninety (90) days after the execution of this Agreement.

6.3                               Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Two Hundred Fifty Thousand Dollars ($250,000.00).

6.4                               Taxes; Pensions. Make, and cause each of its Subsidiaries to make, timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting pursuant to the terms of Section 5.9 hereof) and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5                               Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Bank. All property policies shall have a loss payable endorsement showing Bank as the sole loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to One Hundred Thousand Dollars ($100,000.00), in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6                               Operating Accounts.

(a)                                  Maintain its and its Subsidiaries’ primary operating accounts with Bank and Bank’s affiliates; provided, however Alliance shall have one hundred twenty (120) days from the Effective Date to transfer such accounts to Bank and Bank’s affiliates. In addition, Borrower shall maintain its and its Subsidiaries’ cash or securities in excess of that amount used for Borrower’s or such Subsidiaries’ current operations with Bank and

Bank’s affiliates; provided, however Alliance shall have one hundred twenty (120) days from the Effective Date to transfer such cash or securities to Bank and Bank’s affiliates.

(b)                                 Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or its Affiliates. In addition, for each Collateral Account that Borrower or Guarantor at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.7                               Financial Covenants.

Borrower shall maintain at all times, to be tested as of the last day of each quarter, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a)                                  Adjusted Quick Ratio. An Adjusted Quick Ratio of at least 1.25 to 1.0.

(b)                                 Operating Cash Flow. Operating Cash Flow of at least (i) One Million Five Hundred Thousand Dollars ($1,500,000.00) for the quarter ending December 31, 2007, (ii) Five Hundred Thousand Dollars ($500,000.00) for the quarter ending March 31, 2008, (iii) One Million Five Hundred Thousand Dollars ($1,500,000.00) for the quarter ending June 30, 2008, and (iv) Two Million Dollars ($2,000,000.00) for the quarter ending September 30, 2008 and as of the last day of each quarter thereafter.

6.8                               Protection of Intellectual Property Rights. Borrower shall use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its intellectual property.

6.9                               Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10                        Landlord’s Waiver. Borrower shall deliver to Bank, on or before ninety (90) days after the Effective Date, a fully-executed landlord’s consent with respect to Alliance’s location at 3501 E. Plano Parkway, Plano, Texas, in form and substance acceptable to Bank in Bank’s sole and absolute discretion.

6.11                        Certificate of Good Standing - Alliance. Borrower shall deliver to Bank, on or before thirty (30) days after the Effective Date, a certificate of good standing for Alliance, certified by the Secretary of State of Texas.

6.12                        Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7                                         NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1                               Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for:

(a)                                  Transfers in the ordinary course of business for reasonably equivalent consideration;

(b)                                 Transfers of property in connection with sale-leaseback transactions;

(c)                                  Disposal of worn-out, excessive, or obsolete property;

(d)                                 Transfers of property to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of Borrower or its Subsidiaries;

(e)                                  Transfers constituting non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other non-perpetual licenses that may be exclusive in some respects other than territory (and/or that may be exclusive as to territory only in discreet geographical areas outside of the United States), but that could not result in a legal transfer of Borrower’s title in the licensed property;

(f)                                    Transfers otherwise permitted by the Loan Documents;

(g)                                 sales or discounting of delinquent accounts in the ordinary course of business;

(h)                                 Transfers associated with the making or disposition of a Permitted Investment; and

(i)                                     Transfers in connection with a permitted acquisition of a portion of the assets or rights acquired.

7.2                               Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i)  have a change in management such that any Key Person resigns, is terminated, or is no longer actively involved in the management of the Borrower in his/her position held as of the Effective Date, and a replacement reasonably satisfactory to Bank for such Key Person is not made within ninety (90) days after departure from Borrower; or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower immediately prior to the first such transaction own less than 60% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction). Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3                               Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any Person other than with Borrower or any Subsidiary (provided Borrower is the surviving legal entity), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of a Person other than Borrower or any Subsidiary, except where no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement, and (a) Borrower is the surviving entity or (b) such merger or consolidation is a Transfer otherwise permitted pursuant to Section 7.1 hereof.

7.4                               Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5                               Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6                               Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7                               Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock other than Permitted Distributions; or (b) directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8                               Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms (when viewed in the context of any series of transactions of which it may be a part, if applicable) that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; or (b) transactions among Borrower and its Subsidiaries and among Borrower’s Subsidiaries so long as no Event of Default exists or could result therefrom.

7.9                               Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10                        Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation or failure to comply would reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11                        Network Engines Securities Corporation. Transfer or distribute any funds to, or make any Investment in, Network Engines Securities Corporation, a wholly-owned Subsidiary of Network.

8                                         EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1                               Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period will not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2                               Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.6, or 6.7, or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this Section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3                               Material Adverse Change. A Material Adverse Change occurs;

8.4                               Attachment. (a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process seeking to attach, by trustee or similar process, any funds of Borrower, or of any entity under control of Borrower (including a Subsidiary), on deposit with Bank or Bank’s Affiliate; (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of Two Hundred Fifty Thousand Dollars ($250,000) becomes a Lien on any of Borrower’s assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);

8.5                               Insolvency (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6                               Other Agreements. If Borrower fails to (a) make any payment that is due and payable with respect to any Material Indebtedness and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto, or (b) perform or observe any other condition or covenant, or any other event shall occur or condition exist under any agreement or instrument relating to any Material Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto and the effect of such failure, event or condition is to cause the holder or holders of such Material Indebtedness to accelerate the maturity of such Material Indebtedness or cause the mandatory repurchase of any Material Indebtedness;

8.7                               Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) (not covered by independent third-party insurance) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.8                               Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9                               Subordinated Debt. A default or breach occurs (and all notice and grace periods have expired) under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement;

8.10                        Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor, (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor; or

8.11                        Network Engines Securities Corporation. The aggregate amount of all funds held by Network Engines Securities Corporation, a wholly-owned Subsidiary of Network, exceeds Two Million Seven Hundred Thousand Dollars ($2,700,000.00).

9                                         BANK’S RIGHTS AND REMEDIES

9.1                               Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)                                  declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)                                 stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)                                  demand that Borrower (i) deposits cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)                                 settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(e)                                  make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(f)                                    apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(g)                                 ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Subject to the rights of third parties to the extent that such third parties’ rights are senior to Bank’s rights, Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(h)                                 deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(i)                                     demand and receive possession of Borrower’s Books; and

(j)                                     exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2                               Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3                               Accounts Verification; Collection. Whether or not an Event of Default has occurred and is continuing, Bank may notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such account. After the occurrence and during the continuance of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Bank, and, if requested by Bank, Borrower shall immediately deliver such receipts to Bank in the form received from the Account Debtor, with proper endorsements for deposit.

9.4                               Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate charged by Bank, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5                               Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Bank shall apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Bank Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations and any applicable fees and other charges, in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.6                               Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.7                               No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.8                               Demand Waiver. Borrower waives demand, notice of default (unless required hereunder or in the Loan Documents) or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10                                  NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Network Engines, Inc.
25 Dan Road
Canton, MA 02021
Attn: Vice President of Finance
Fax: 781-770-2000
Email: Jim.Herlihy@networkengines.com

With a copy to:	Philip Rossetti
Wilmer Cutler Pickering Hale and Doar
60 State Street
Boston, Massachusetts 02109
Fax: 617-526-5000
E-mail: philip.rossetti@wilmerhale.com

If to Bank:	Silicon Valley Bank
One Newton Executive Park, Suite 200
2221 Washington Street
Newton, Massachusetts 02462
Attn: Mr. Michael Fell
Fax: (617) 969-4395
Email: MFell@svb.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: David A. Ephraim, Esquire
Fax: (617) 880-3456
Email: DEphraim@riemerlaw.com

11           CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

Massachusetts law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts; provided, however, that if for any reason Bank cannot avail itself of such courts in the Commonwealth of Massachusetts, Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12                                  GENERAL PROVISIONS

12.1                        Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2                        Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses and/or Bank Expenses directly caused by Bank’s gross negligence or willful misconduct.

12.3                        Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4                        Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5                        Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6                        Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.7                        Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.8                        Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9                        Borrower Liability. Either Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives any suretyship defenses available to it under the Code or any other applicable law. Each Borrower waives any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

12.10                 Right of Set Off. Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13                                  DEFINITIONS

13.1                        Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Adjusted Quick Ratio” is the ratio of Quick Assets to Current Liabilities minus Deferred Revenue.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Borrower” is defined in the preamble hereof

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is (a) Five Million Dollars, plus (b) eighty percent (80.0%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank may adversely affect Collateral.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary or other authorized officer on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” is defined in Section 2.1.4.

“Cash Management Services Sublimit” is defined in Section 2.1.4.

“Claims” are defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the Commonwealth of Massachusetts; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

“Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.

 “Default” is any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number                       , maintained with Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Early Termination Fee” is defined in Section 2.4.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense.

“Effective Date” is defined in the preamble of this Agreement.

“Eligible Accounts” are Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right, at any time and from time to time after the Effective Date, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:

(a)                                  Accounts for which the Account Debtor has not been invoiced;

(b)                                 Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;

(c)                                  Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(d)                                 Credit balances over ninety (90) days from invoice date;

(e)           Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts (provided that such percentage shall be fifty percent (50.0%) for Accounts for which the Account Debtor is EMC) for the amounts that exceed that percentage, unless Bank approves in writing;

(f)            Accounts owing from an Account Debtor which does not have its principal place of business in the United States;

(g)           Accounts owing from an Account Debtor which is a federal, state or local government entity or any department, agency, or instrumentality thereof;

(h)           Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

(i)            Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, “bill and hold”, or other terms if Account Debtor’s payment may be conditional;

(j)            Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(k)           Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l)                                     Accounts owing from an Account Debtor with respect to which Borrower has received deferred revenue (but only to the extent of such deferred revenue);

(m)                               Accounts owing from an Account Debtor with respect to which Borrower maintains a reserve in connection with Borrower’s provision of a right of return to the Account Debtor (but only to the extent of such reserve);

(n)                                 Accounts for which Bank in its good faith business judgment determines collection to be doubtful; and

(0)                                  other Accounts Bank deems ineligible in the exercise of its good faith business judgment.

Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” is any of Borrower’s Chief Executive Officer, Chief Operating Officer, or Chief Financial Officer, who are as of the Effective Date, Gregory A. Shortell and Douglas G. Bryant respectively.

 “Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(a).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

“Material Indebtedness” is any Indebtedness the principal amount of which is equal to or greater than Two Hundred Thousand Dollars ($200,000.00).

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

 “Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Operating Cash Flow” is, for each quarter, (a) Borrower’s consolidated EBITDA, minus (b) Borrower’s consolidated capital expenditures.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Effective Date, and, its bylaws in current form, each of the foregoing with all current amendments or modifications thereto.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Distributions” means:

(a)                                  purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed Two Hundred Thousand Dollars ($200,000.00) in any fiscal year provided that at the time of such purchase no Default or Event of Default has occurred and is continuing;

(b)                                 distributions or dividends consisting solely of Borrower’s capital stock;

(c)                                  purchases for value of any rights distributed in connection with any stockholder rights plan;

(d)                                 purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations; and

(e)                                  the settlement or performance of such Person’s obligations under any equity derivative transaction, option contract or similar transaction or combination of transactions.

“Permitted Indebtedness” is:

(a)                                  Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)                                 Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c)                                  Subordinated Debt;

(d)                                 unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)           Indebtedness secured by Permitted Liens;

(f)            Indebtedness under any FX Forward Contract or Letter of Credit;

(g)           Indebtedness to the Bank incurred in connection with Cash Management Services;

(h)           Indebtedness, if any, arising under any “swap agreement,” as such term is defined in Section 101 of the Bankruptcy Code;

(i)            Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(j)            Indebtedness solely among the Borrower and any Subsidiary that is a Guarantor which has granted Bank a first priority security interest in its assets;

(k)           Other Indebtedness in an amount not exceeding One Hundred Thousand Dollars ($100,000.00) in the aggregate; and

(l)                                     extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (k) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)                                  Investments shown on the Perfection Certificate and existing on the Effective Date;

(b)                                 Cash Equivalents;

(c)           Investments not to exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate in any fiscal year consisting of (x) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, and (y) loans to consultants, employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements or other arrangements approved by Borrower’s Board of Directors;

(d)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(e)           Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates or Subsidiaries, in the ordinary course of business, provided that this paragraph (e) shall not apply to Investments of Borrower in any subsidiary;

(f)            Investments by any Borrower in any other Borrower;

(g)           Investments to the extent they constitute Permitted Indebtedness;

(h)           any Permitted Distribution; and

(i)            Other Investments in an amount not exceeding One Hundred Thousand Dollars ($100,000.00) in the aggregate.

“Permitted Liens” are:

(a)                                  Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)                                 Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, if they have no priority over any of Bank’s Liens;

(c)                                  purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Hundred Thousand Dollars ($100,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)           statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided, they have no priority over any of Bank’s Lien and the aggregate amount of such Liens does not at any time exceed Fifty Thousand Dollars ($50,000.00);

(e)           Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business, provided, they have no priority over any of Bank’s Liens and the aggregate amount of the Indebtedness secured by such Liens does not at any time exceed One Hundred Thousand Dollars ($100,000.00);

(f)                                    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (e), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)           leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(h)           non-exclusive licenses of intellectual property granted to third parties in the ordinary course of business;

(i)            Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(j)            Subject to Section 6.6, Liens in favor of other financial institutions arising in connection with Borrower’s deposit or other accounts held at such institutions to secure standard fees for deposit or other services charged by, but not financing made available by such institutions, provided that Bank has a first perfected security interest in the amounts held in such deposit or other accounts;

(k)           Liens securing Subordinated Debt provided that Bank has consented to such Lien in writing;

(l)            Liens securing Letters of Credit;

(m)          security deposits for the benefit of landlords in the ordinary course of business, in an amount not to exceed One Hundred Thousand Dollars ($100,000.00).

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Quick Assets” is, on any date, Borrower’s consolidated unrestricted cash plus net billed accounts receivable determined according to GAAP.

 “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Revolving Line” is an Advance or Advances in an aggregate amount of up to Fifteen Million Dollars ($15,000,000.00) outstanding at any time.

“Revolving Line Maturity Date” is October 9, 2008.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Settlement Date” is defined in Section 2.1.3.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.

 “Transfer” is defined in Section 7.1.

“Unused Revolving Line Facility Fee” is defined in Section 2.5(d).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the Effective Date.

BORROWER:

NETWORK ENGINES, INC.

By	/s/ Douglas G. Bryant
Name:	Douglas G. Bryant
Title:	CFO

ALLIANCE SYSTEMS, INC.

By	/s/ Douglas G. Bryant
Name:	Douglas G. Bryant
Title:	CFO

BANK:

SILICON VALLEY BANK

By	/s/ Michael J. Fell
Name:	Michael J. Fell
Title:	Relationship Manager

[Signature page to Loan and Security Agreement]

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

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EXHIBIT B

Loan Payment/Advance Request Form

DEADLINE FOR SAME DAY PROCESSING IS NOON E.S.T.*

Fax To:	Date:

LOAN PAYMENT:

Network Engines, Inc.

Alliance Systems, Inc.

From Account #	To Account #
(Deposit Account #)	(Loan Account #)

Principal $	and/or Interest $

Authorized Signature:	Phone Number:
Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Deadline for same day processing is noon, E.S.T.

Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:
For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #:

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EXHIBIT C

BORROWING BASE CERTIFICATE

Borrower: Network Engines, Inc. and Alliance Systems, Inc.
Lender:   Silicon Valley Bank
Commitment Amount:         $15,000,000.00

ACCOUNTS RECEIVABLE

1.

Accounts Receivable Book Value as of

$

2.

Additions (please explain on reverse)

$

3.

TOTAL ACCOUNTS RECEIVABLE

$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.

Amounts over 90 days due

$

5.

Balance of 50% over 90 day accounts

$

6.

Credit balances over 90 days

$

7.

Concentration Limits

$

8.

Foreign Accounts

$

9.

Governmental Accounts

$

10.	Contra Accounts	$
11.	Promotion or Demo Accounts	$
12.	Intercompany/Employee Accounts	$
13.	Disputed Accounts	$
14.	Deferred Revenue	$
15.	Right of Return Reserve Offset	$
16.	Other (please explain on reverse)	$
17.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$
18.	Eligible Accounts (#3 minus #17)	$
19.	ELIGIBLE AMOUNT OF ACCOUNTS (80.0% of #18)	$

BALANCES
20.	Maximum Loan Amount	$
21.	Total Funds Available [Lesser of (a) #20 or (b) #19 plus $5,000,000]	$
22.	Present balance owing on Line of Credit	$
23.	Outstanding under Sublimits
24.	RESERVE POSITION (#21 minus #22 and #23)	$

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

BANK USE ONLY
COMMENTS:	Received by:
AUTHORIZED SIGNER
Date:
By:	Verified:
Authorized Signer	AUTHORIZED SIGNER
Date:	Date:
Compliance Status: Yes No

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EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:

FROM:   NETWORK ENGINES, INC. and ALLIANCE SYSTEMS, INC.

The undersigned authorized officer of Network Engines, Inc. and Alliance Systems, Inc. (individually and collectively, jointly and severally, “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending                                with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days*	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Borrowing Base Certificate A/R Agings	Monthly within 30 days*	Yes No
Board Projections	Annually 45 days after FYE	Yes No

*See Section 6.2 of the Loan and Security Agreement

Financial Covenant	Required	Actual	Complies

Maintain on a Quarterly Basis:
Adjusted Quick Ratio	1.25:1.0	:1.0	Yes No

Operating Cash Flow	$ *	$	Yes No

*As set forth in Section 6.7(b) of the Loan and Security Agreement

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The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

Network Engines, Inc.	BANK USE ONLY
Alliance Systems, Inc.
Received by:
AUTHORIZED SIGNER
By:
Name:	Date:
Title:
Verified:
AUTHORIZED SIGNER

Date:

	Compliance Status:	Yes No

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Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

Dated:

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall control.

I.              Adjusted Quick Ratio (Section 6.7(a))

Required:	1.25:1.00
Actual:	:1.00

A.	Aggregate value of the unrestricted cash of Borrower	$

B.	Aggregate value of the net billed accounts receivable of Borrower	$

C.	Quick Assets (the sum of lines A through B)	$

D.	Aggregate value of Obligations to Bank	$

E.	Aggregate value of liabilities of Borrower (including all Indebtedness) that matures within one (1) year and current portion of Subordinated Debt permitted by Bank to be paid by Borrower	$

F.	Current Liabilities (the sum of lines D and E)	$

G	Deferred Revenue	$

H	Line F minus line G	$

I.	Adjusted Quick Ratio (line C divided by line H)

Is line I equal to or greater than 1.25:1:00?

No, not in compliance	Yes, in compliance

II.            Operating Cash Flow (Section 6.7(b))

Required:               $                   (as set forth in Section 6.7(b))

Actual:                   $

No, not in compliance	Yes, in compliance

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